Exhibit 10.1
NINTH AMENDMENT TO CREDIT AGREEMENT
THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 29, 2009, by and among PMC COMMERCIAL TRUST, a real estate investment trust organized under the laws of the State of Texas (the “Borrower”), EACH OF THE FINANCIAL INSTITUTIONS WHICH IS A SIGNATORY HERETO OR WHICH MAY FROM TIME TO TIME BECOME A PARTY HERETO (individually, a “Lender” and collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), a national banking association (successor-in-interest to Bank One, NA), as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
RECITALS:
WHEREAS, Borrower, Lenders and Administrative Agent are party to that Credit Agreement, dated as of February 29, 2004 (as the same has been or may be renewed, extended, amended and restated from time to time, the “Credit Agreement”); and
WHEREAS, Borrower has requested that Administrative Agent and Lenders agree to an amendment extending the maturity date, modifying the financial covenants, detaining collateral to secure Obligations, and making other changes. Subject to the conditions set forth in this Amendment, Administrative Agent and Lenders have agreed to amend the Credit Agreement as set forth herein.
NOW, THEREFORE, the parties to this Amendment, for good, fair and valuable consideration, the receipt and reasonable equivalency of which are hereby acknowledged, do hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms; References. Unless otherwise stated in this Amendment (a) terms defined in the Credit Agreement have the same meanings when used in this Amendment, and (b) references to “Sections,” “Schedules” and “Exhibits” are to sections, schedules and exhibits to the Credit Agreement.
ARTICLE II
AMENDMENTS
Section 2.1 Deletions of Definitions in Section 1.1. The definitions of “Bank One”, “Base Rate” and “Base Rate Borrowing” in Section 1.1 of the Credit Agreement are deleted in their entirety.
Section 2.2 Amendments to Definitions in Section 1.1. The following definitions in Section 1.1 of the Credit Agreement are amended and restated in their entirety as follows:
“Administrative Agent” means JPMorgan Chase Bank, National Association (successor-in-interest to Bank One, NA) (or its successors appointed under Section 12), acting as administrative, managing and syndication agent for Lenders under the Credit Documents.
Ninth Amendment to Credit Agreement

“Applicable Margin” means, for any day, the margin of interest under or over the CB Floating Rate or the LIBOR Rate, as the case may be, that is applicable when the CB Floating Rate or LIBOR Rate, as applicable, is determined under this agreement, which margin of interest shall be as follows:

Type of Borrowing	Applicable Margin
CB Floating Rate	0.00%
LIBOR Rate	3.00%
“Commitment” means an amount (subject to reduction or cancellation as herein provided) equal to the lesser of (a) the Commitment then in effect and as may be reduced by the additional commitment reduction required pursuant to Section 3.2(d) or (b) the following amount during the applicable period set forth below as such amount may be reduced pursuant to Section 3.2(d):

Period:	Commitment:
December 29, 2009 through and including March 30, 2010	$40,000,000
March 31, 2010 through and including June 29, 2010	$35,000,000
June 30, 2010 through and including September 29, 2010	$30,000,000
September 30, 2010 through and including December 30, 2010	$25,000,000
December 31, 2010 and thereafter	$20,000,000
“Default Rate” means, for any day, an annual interest rate equal to the lesser of either (a) the CB Floating Rate on such day plus 3.0% or (b) the Maximum Rate.
“Delinquent Loans” means, at any time, the sum of (i) the aggregate unpaid principal amount of Commercial Loans and Mortgage Loans owned by any Company which are 31 or more days delinquent (whether under the initial payment plan or a modified payment plan established pursuant to a workout), plus (ii) assets acquired in satisfaction of debt, including any assets acquired through foreclosure, by deed in lieu of foreclosure, liquidation or other similar actions, plus (iii) Commercial Loans and Mortgage Loans then subject to any legal suit, arbitration proceeding or other similar action or proceeding.
Ninth Amendment to Credit Agreement — Page 2

“LIBOR Rate” means, for a LIBOR Rate Borrowing and for the relevant Interest Period, the annual interest rate (rounded upward, if necessary, to the nearest 0.01%) equal to the quotient obtained by dividing (a) the rate that deposits in United States dollars are offered to Administrative Agent in the London interbank market at approximately 11:00 a.m. London, England time two Business Days before the first day of that Interest Period as shown on Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”), or such other page or pages as may replace such pages on the Service for the purpose of displaying such rate (provided that if such rate is not available on the Service then such offered rate shall be otherwise independently determined by Administrative Agent from an alternate, substantially similar independent service available to Administrative Agent or shall be calculated by Administrative Agent by a substantially similar methodology as that theretofore used to determine such offered rate in the Service) in an amount comparable to that LIBOR Rate Borrowing and having a maturity approximately equal to that Interest Period by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to the relevant Interest Period.
“Non-Performing Loans” means (a) all of Borrower’s Delinquent Loans, (b) all of Borrower’s Mortgage Loans with respect to which a default has occurred as to the payment of any installment of principal or interest or another monetary default has occurred under any Mortgage Loan Document related thereto and such default has not been cured for more than thirty (30) days, (c) all of Borrower’s Mortgage Loans in Litigation, (d) all of Borrower’s Mortgage Loans in Liquidation, and (e) all of Borrower’s Mortgage Loans with respect to which any Mortgage Loan Obligor has not paid its Debts as they mature or has made a general assignment for the benefit of creditors or with respect to whom proceedings in bankruptcy or for reorganization or liquidation under the bankruptcy code or under any other state or federal law for the relief of debtors has been commenced by or against such Mortgage Loan Obligor and shall not have been discharged within thirty (30) days of the commencement thereof or for whom (or for whose assets) a receiver, trustee or custodian shall have been appointed or who may die, be dissolved or who may involuntarily suspend the transaction of its business. Notwithstanding the foregoing, Non-Performing Loans shall not at any time include any Delinquent Loans or Mortgage Loans that would otherwise satisfy the criteria in clauses (a) through (e) above but are owned by Special Purpose Entity and are non-recourse to the Borrower.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE JPMORGAN CHASE’S LOWEST RATE.
“Stated Termination Date” means December 31, 2010.
Ninth Amendment to Credit Agreement — Page 3

Section 2.3 Additions to Section 1.1. The following definitions are added to Section 1.1 of the Credit Agreement in alphabetical order to read in their entirety as follows:
“Adjusted One Month LIBOR Rate” means, with respect to a CBFR Borrowing for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the LIBOR Rate for one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day.
“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
“CBFR Borrowing” means a Borrowing bearing interest at the sum of the CB Floating Rate plus the Applicable Margin for CBFR Borrowings.
“Collateral” is defined in Section 1.01 of the Security Agreement.
“Deposit Box” is defined in Section 7.14.
“JPMorgan Chase” means JPMorgan Chase Bank, National Association, in its individual capacity as a Lender, and its successors and assigns.
“Security Agreement” means any security agreement executed by Borrower or any other Company in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this agreement, all in form and scope acceptable to Administrative Agent.
Section 2.4 Amendment to Section 2.2(a). The reference to “Base Rate Borrowing” in Section 2.2(a) of the Credit Agreement is deleted and the reference to “CBFR Borrowing” is inserted in lieu thereof.
Section 2.5 Amendment to Section 3.2(a). The references to “Base Rate Borrowing” in Section 3.2(a) of the Credit Agreement is deleted and the references to “CBFR Borrowing” is inserted in lieu thereof.
Section 2.6 Amendment to Section 3.2(b). The references to “Base Rate Borrowing” in Section 3.2(b) of the Credit Agreement are deleted and the reference to “CBFR Borrowing” are inserted in lieu thereof.
Ninth Amendment to Credit Agreement — Page 4

Section 2.7 Addition of New Section 3.2(d). A new clause (d) is added to Section 3.2 of the Credit Agreement to read in its entirety as follows:
(d) Additional Commitment Reduction. If the aggregate amount of any prepayments received by the Borrower and/or First Western with respect to such Person’s Commercial Loans, Mortgage Loans and any other loans during the period beginning January 1, 2010 through and including the date of determination exceeds $12,000,000, then the Commitment shall be reduced by an aggregate amount (without duplication) equal to 75% of such excess effective as of the last day of each fiscal quarter, beginning March 31, 2010.
Section 2.8 Amendment to Section 3.3. The references to “Base Rate” and “Base Rate Borrowing” in Section 3.3 of the Credit Agreement are deleted and the references to “CB Floating Rate” and “CBFR Borrowing”, respectively, are inserted in lieu thereof.
Section 2.9 Amendment to Section 3.7. The references to “Base Rate Borrowings” in Section 3.7 of the Credit Agreement are deleted and the reference to “CBFR Borrowings” are inserted in lieu thereof.
Section 2.10 Amendment to Section 3.10. The references to “Base Rate Borrowing” in Section 3.10 of the Credit Agreement are deleted and the references to “CBFR Borrowing” are inserted in lieu thereof.
Section 2.11 Amendment to Section 3.15. The reference to “Base Rate” in Section 3.15 of the Credit Agreement is deleted and the reference to “CB Floating Rate” is inserted in lieu thereof.
Section 2.12 Amendment to Section 3.17. The references to “Base Rate Borrowing” in Section 3.17 of the Credit Agreement are deleted and the references to “CBFR Borrowing” are inserted in lieu thereof.
Section 2.13 Amendments to Sections 7.1(d) and (f). Sections 7.1(d) and (f) of the Credit Agreement are amended and restated to read in their entirety as follows:
(d) Quarterly Managed Loan Reports. Promptly after preparation, but no later than 60 days after the last day of each fiscal quarter, a schedule of all Borrower’s Mortgage Loans, each such report to be in form and scope acceptable to Administrative Agent, including, without limitation, setting forth information identifying (i) all Mortgage Loan with respect to which a default has occurred as to the payment of any installment of principal or interest or other monetary default has occurred under any Mortgage Loan Document related thereto and such default has not been cured for more than 30 days, (ii) Mortgage Loans in Liquidation, (iii) Mortgage Loans in Litigation, (iv) any other Non-Performing Loans, (v) Renegotiated Loans, (vi) Construction Loans, and (vii) Segmented Loans.
(f) Quarterly Loan Listings. Promptly after preparation, but not later than 60 days after the last day of each fiscal quarter, (i) a statement identifying the original documentation evidencing the Commercial Loans, the Mortgage Loans and all other loans owned by Borrower and deposited into the Deposit Box as of the end of such fiscal quarter and (ii) a detailed loan listing of each Company as of the end of such fiscal quarter, in detail satisfactory to Administrative Agent.
Ninth Amendment to Credit Agreement — Page 5

Section 2.14 Addition of Section 7.14. A new Section 7.14 is added to Section 7 of the Credit Agreement is to read in its entirety as follows:
7.14 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall grant and convey to and create in favor of, the Administrative Agent for the ratable benefit of the Lenders a continuing first priority perfected Lien in, to and on all of the Collateral. Borrower shall (a) execute and deliver a Security Agreement, (b) deposit and keep the original documentation evidencing the Collateral in safety deposit box number 5125 maintained with JPMorgan Chase (the “Deposit Box”) and located at Preston Center, 8111 Preston Road, Dallas, Texas 75225, (c) on or before January 8, 2010 duly indorse each note or other instrument evidencing the Collateral together with any other instruments of transfer or assignment reasonably requested by Administrative Agent, all in form and scope reasonably acceptable to Administrative Agent, (d) on or before 90 days after December 29, 2009, execute and deliver, and cause to be executed and delivered, a control agreement among Borrower, Administrative Agent and JPMorgan Chase as the financial institution maintaining the Deposit Box with respect to the Deposit Box, (e) deliver to Administrative Agent the original certificates representing all of the equity interests in First Western, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Borrower, (f) on or before January 15, 2010, take such actions to provide an authorized officer of the Administrative Agent with full access to the Deposit Box, and (g) take such other actions as Administrative Agent reasonably deems necessary to establish a valid, enforceable and perfected first priority security interest in the Collateral.
Section 2.15 Amendment to Section 8.2(b)(iii). Section 8.2(b)(iii) of the Credit Agreement is amended and restated to read in its entirety as follows:
(iii) With the consent of the Administrative Agent, any Debt owed by a Special Purpose Entity (other than any CDO Subsidiary) incurred in connection with an Asset Securitization, so long as (A) such Debt has been reduced to 15% or less of its original principal amount, (B) such prepayment fully extinguishes such Debt, (C) no Default or Event of Default then exists or would be created by such prepayment, and (D) all remaining Mortgage Loans and related assets of such Special Purpose Entity are promptly transferred to Borrower; or
Section 2.16 Amendment to Section 8.7(g). Section 8.7(g) of the Credit Agreement is amended and restated to read in its entirety as follows:
(g) [Intentionally Deleted.]
Ninth Amendment to Credit Agreement — Page 6

Section 2.17 Amendment to Section 8.9(b). Section 8.9(b) of the Credit Agreement is amended and restated to read in its entirety as follows:
(b) if no Event of Default or Potential Default exists or would exist after giving effect to the Distribution, and so long as any such Distributions are made in the ordinary course of business consistent with sound business practices, the following Distributions by Borrower: (i) Distributions declared or paid during any fiscal year which do not exceed 100% of Funds from Operations for that fiscal year and (ii) up to an aggregate of $2,000,000 of other Distributions made or declared after December 29, 2009.
Section 2.18 Addition of Section 8.19. A new Section 8.19 is added to Section 8 of the Credit Agreement to read in its entirety as follows:
8.19 Non-Performing Loans. Notwithstanding anything to the contrary contained herein, no Company may support, guaranty, purchase, repurchase, repay, sell, transfer, liquidate or otherwise dispose of any Commercial Loans or Mortgage Loans owned by any Special Purpose Entity except (a) upon the Administrative Agent’s prior written consent, (b) as permitted under Section 8.2(b)(iii) or (c) pursuant to its servicing obligation in the ordinary course of its business so long as, in the case of this clause (c), such Company is entitled to reimbursement of a substantial portion of any expenses or any other amounts paid by such Company in connection thereto; provided however, this Section 8.19 shall not prohibit or restrict any Company, in its capacity as servicer, from selling, transferring, liquidating or otherwise disposing of any Commercial Loans or Mortgage Loans owned by any Special Purpose Entity for or on behalf of such Special Purpose Entity and in the name of such Special Purpose Entity or its nominee pursuant to such Company’s servicing agreements.
Section 2.19 Amendment to Section 9.1. Section 9.1 of the Credit Agreement is amended and restated in its entirety as follows:
9.1 Minimum Net Worth. The Companies’ consolidated Net Worth shall not at any time be less than the sum of (a) $145,000,000, plus (b) 100% of the Net Proceeds from any Equity Issuances by Borrower after December 29, 2009.
Section 2.20 Amendment to Section 9.6. Section 9.6 of the Credit Agreement is amended and restated to read in its entirety as follows:
9.6 Non-Hotel/Motel Loans. Borrower will not, at any time, permit the aggregate principal balance of its Mortgage Loans which are secured by Projects which are not hotels or motels to exceed an amount equal to (a) 15% of the aggregate principal balance of all of its Mortgage Loans less (b) the aggregate loan loss reserve established by Borrower with respect to its Mortgage Loans.
Ninth Amendment to Credit Agreement — Page 7

Section 2.21 Amendment to Section 10.2. Section 10.2 of the Credit Agreement is amended and restated to read in its entirety as follows:
10.2 Covenants. Any Company’s failure or refusal to punctually and properly perform, observe and comply with any of the covenants in Sections 8 and 9 and in Sections 4.01 and 4.05 of the Security Agreement dated as of December 29, 2009 executed by Borrower in favor of Administrative Agent (as the same may be amended, restated or modified from time to time, the “Security Agreement”). It shall also constitute an Event of Default if any Company fails or refuses to punctually and properly perform, observe and comply with any covenant or agreement in any Credit Document (other than covenants to pay the Obligation and covenants set forth in Sections 8 and 9 and in Sections 4.01 and 4.05 of the Security Agreement) applicable to it, and that failure or refusal continues for 15 days after that Company has, or with the exercise of reasonable diligence should have had, notice of that failure or refusal; provided, however, that with respect to the failure or refusal to perform any such covenant or agreement, Borrower shall not be entitled to an opportunity to cure any such failure or refusal if such failure or refusal is either not capable of being cured by Borrower or if the same covenant has already been breached more than two times during the twelve months preceding such breach.
ARTICLE III
CONDITIONS PRECEDENT
Section 3.1 Conditions Precedent. Notwithstanding any contrary provisions herein, this Amendment is not effective unless and until:
(a) the representations and warranties in this Amendment and in the Credit Agreement are true and correct;
(b) the Administrative Agent shall have received counterparts of this Amendment executed by each party named below;
(c) the Administrative Agent shall have received a Negative Pledge Agreement (the “Negative Pledge Agreement”), duly executed by First Western, in form and substance reasonably satisfactory to the Administrative Agent;
(d) the Administrative Agent shall have received a Security Agreement (“Security Agreement”) duly executed by Borrower, in form and substance reasonably satisfactory to the Administrative Agent;
(e) the Administrative Agent shall have received (i) resolutions of the Board of Trust Managers of the Borrower and resolutions of the Board of Directors of First Western certified, in each case, by their respective Secretary or Assistant Secretary which authorize the execution, performance and delivery of the Credit Documents to which it is or is to be a party; (ii) a certificate of incumbency certified by the Secretary or Assistant Secretary of Borrower and First Western certifying the names of each of its officers authorized to sign the Credit Documents to which it is or is to be a party (including the certificates contemplated herein) together with specimen signatures; (iii) the certificate or articles of incorporation of First Western certified by the Secretary of State of the State of its organization; (iv) the bylaws of First Western certified by its Secretary or Assistant Secretary; and (v) certificates of the appropriate government officials of the State of Organization of the Borrower and First Western as to its existence and good standing;
Ninth Amendment to Credit Agreement — Page 8

(f) the Agent shall have received reimbursement for all costs and expenses incurred by it in connection with this Amendment and the other transactions to the extent invoiced; and
(g) the Agent shall have received such other documents, instruments and certificates as reasonably requested by it in connection with this Amendment.
ARTICLE IV
NO WAIVER
Section 4.1 No Waiver. Nothing herein shall be construed as a consent to or waiver of any Potential Default or Event of Default which may now exist or hereafter occur or any violation of any term, covenant or provision of the Credit Agreement or any other Credit Document. All rights and remedies of the Administrative Agent and the Lenders are hereby expressly reserved with respect to any such Potential Default or Event of Default. Nothing herein shall diminish the right of the Administrative Agent or any Lender to require strict performance by Borrower of each provision of any Credit Document to which Borrower is a party, except as expressly provided herein. All terms and provisions and all rights and remedies of the Administrative Agent and the Lenders under the Credit Documents shall continue in full force and effect and are hereby confirmed and ratified in all respects.
ARTICLE V
MISCELLANEOUS
Section 5.1 Ratifications. This Amendment modifies and supersedes all inconsistent terms and provisions of the Credit Documents, and except as expressly modified and superseded by this Amendment, the Credit Documents are ratified and confirmed and continue in full force and effect. Borrower, Administrative Agent and Lenders agree that the Credit Documents, as amended by this Amendment, continue to be legal, valid, binding and enforceable in accordance with their respective terms.
Section 5.2 Representations and Warranties. Borrower hereby represents and warrants to Administrative Agent and Lenders that (a) this Amendment and any Credit Documents to be delivered under or in connection with this Amendment have been duly executed and delivered by Borrower, (b) no action of, or filing with, any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution, delivery, and performance by Borrower of this Amendment and any Credit Document to be delivered under or in connection with this Amendment, (c) this Amendment and any Credit Documents to be delivered under or in connection with this Amendment are valid and binding upon Borrower and are enforceable against Borrower in accordance with their respective terms, (d) the execution, delivery, and performance by Borrower of this Amendment and any Credit Documents to be delivered under or in connection with this Amendment do not require the consent of any other Person and do not and will not constitute a violation of any applicable laws, agreements or understandings to which Borrower is a party or by which Borrower is bound, (e) the representations and warranties contained in the Credit Agreement, as amended by this Amendment, and any other Credit Document are true and correct in all material respects as of the date of this Amendment (except for any representations and warranties that speak to a specific date prior to the date of this Amendment), and (f) as of the date of this Amendment, no Potential Defaults or Events of Default exist.
Ninth Amendment to Credit Agreement — Page 9

Section 5.3 References. All references in the Credit Documents to the “Credit Agreement” refer to the Credit Agreement as amended by this Amendment. This Amendment is a “Credit Document” as referred to in the Credit Agreement and the provisions relating to Credit Documents in the Credit Agreement are incorporated herein by reference, the same as if set forth verbatim in this Amendment.
Section 5.4 Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.
Section 5.5 Parties Bound. This Amendment binds and inures to the benefit of each Borrower, Agent and each Lender and their respective successors and assigns.
Section 5.6 Entirety. THIS AMENDMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT, AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES FOR THE TRANSACTIONS THEREIN, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of Page Intentionally Left Blank.]
Ninth Amendment to Credit Agreement — Page 10

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

BORROWER: PMC COMMERCIAL TRUST
By:	/s/ Barry N. Berlin
Barry N. Berlin
Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:
JPMORGAN CHASE BANK, N.A.,
individually, as a Lender and Administrative Agent

By:	/s/ Denise Parks
Denise Parks
Senior Vice President
Ninth Amendment to Credit Agreement — Signature Page